EXHIBIT A
JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)
     This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by and among the parties listed below, each referred to herein as a “Joint Filer”. The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Exchange Act and the rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, with respect to their ownership of the Common Stock, par value $0.001 per share, of Airvana, Inc., and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 14th day of January, 2010.

/s/ Gururaj Deshpande *
Gururaj Deshpande, in his capacity as Manager of Sparta Group MA LLC Series 5

/s/ Gururaj Deshpande *
Gururaj Deshpande

/s/ Jaishree Deshpande *
Jaishree Deshpande

*By	/s/ Servjeet S. Bhachu
Servjeet S. Bhachu
Attorney-in-Fact

*	Mr. Servjeet S. Bhachu is signing as attorney in fact pursuant to powers of attorney dated January 13, 2010 granted by each Reporting Person, copies of which are filed as exhibits hereto.

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